Pricing Supplement No.14 Dated December 6, 1999
(To Prospectus and Prospectus Supplement Dated May 27, 1999)

                               U.S.$8,000,000,000
                                                                  Rule 424(b)(3)
                                                          Registration Statement
                                                                   No. 333-75177
                            FORD MOTOR CREDIT COMPANY

                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue



     Ford Motor Credit Company has designated $500,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to purchase the Notes at a price of 100% of their principal amount for resale at varying prices related to prevailing market prices determined by Merrill Lynch, Pierce, Fenner & Smith Incorporated at the time of resale.

Issue Date:                                     December 9, 1999.

Maturity Date:                                  December 11, 2000.

Principal Amount:                               $500,000,000.

Interest Rate Basis:                            LIBOR Telerate having an Index
                                                Maturity of three months minus
                                                8 basis points (0.08%).

Interest Reset Dates:                           On the Issue Date and thereafter
                                                quarterly on the 11th day of
                                                each March, June, September and
                                                December, until the Notes are
                                                paid in full.

Interest Payment Dates:                         Quarterly on the 11th day of
                                                each March, June, September and
                                                December, and at Maturity.

CUSIP No.:                                      345402 4R9

Interest Determination
Date:                                           Two London banking days prior to
                                                each Interest Reset Date


Reference Agent:                                The Chase Manhattan Bank.

                               MERRILL LYNCH & CO.